Exhibit 99.1

Contact: Susan Filyk Public Relations 210.308.1286 sfilyk@usfunds.com

June Falks

Public Relations

210.308.1202

jfalks@usfunds.com

For Immediate Release

U.S. Global Investors Reports Results for the Second Quarter of 2013 Fiscal Year

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SAN ANTONIO–February 6, 2013–U.S. Global Investors, Inc. (NASDAQ: GROW), a boutique registered investment advisory firm specializing in natural resources and emerging markets, recorded net income of $165,985, or 1 cent per share, on revenues of $5.49 million for the quarter ended December 31, 2012.

Net income for the second quarter of fiscal year 2012 was $409,382, or 3 cents per share, on revenues of $5.88 million.

Average assets under management were $1.68 billion for the quarter ended December 31, 2012, compared to an average of $2.08 billion the same quarter a year ago, a decrease of about 20 percent. Period-end assets under management stood at $1.61 billion as of December 31, 2012, versus $1.89 billion under management as of the quarter ended December 31, 2011.

For the three months ended December 31, 2012, platform expenses decreased by about 27 percent and advertising costs declined by nearly 40 percent, compared to the three months ended December 31, 2011.

“As you can see, on a percentage basis, these key costs declined more than revenue. In a challenging investment environment, our reflexive cost structure allows us to decrease expenses while not sacrificing our quality controls, strict compliance, proprietary research and our distinctive personal touch and service with shareholders,” says Frank Holmes, U.S. Global Investors CEO. “We believe this has helped build a stable and loyal customer base among those who buy the funds directly from U.S. Global compared to the customer purchasing through a mutual fund platform.”

“For 2013, the company is poised for growth. In December, with the ongoing tax uncertainty and fiscal cliff drama, we made a strategic move to pay a special one-time dividend, reduce the monthly dividend beginning in 2013, and deploy capital resources to make accretive acquisitions and repurchase outstanding shares of GROW,” says Holmes.

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February 6, 2013

The special one-time dividend of $0.02 per share was paid in 2012 while the tax rate on dividends was still 15 percent for all taxpayers. Beginning in 2013, the company lowered the monthly dividend from $0.02 per share to $0.005 per share, equating to an annual yield of 1.5 percent on an annual basis at the January 29, 2013, closing price of $4.00 per share.

The board also approved a repurchase of up to $2.75 million of its outstanding common stock on the open market through calendar year 2013. The repurchase program may be suspended or discontinued at any time. The company is using an algorithm to buy back shares on down days, in accordance with all applicable rules and regulations.

As previously announced on January 18, U.S. Global has agreed to invest in Toronto-based Galileo Global Equity Advisors by purchasing 50 percent of its issued and outstanding shares, which strengthens its balance sheet and positions Galileo for faster growth. It is anticipated that the transaction will close on or before March 31, 2013.

“I’m excited about this agreement, as the strategic partnership between U.S. Global and Galileo allows for a sharing of intellectual capital,” says Holmes. “Galileo’s flagship fund is ranked 5 stars by Morningstar among Canadian small/mid cap equity funds, has more than $100 million in Galileo’s assets—and growing—and pays monthly dividends to its shareholders. The Galileo High Income Plus A Fund also received a 2013 Lipper Fund Award for its 5-year risk-adjusted performance among 46 Canadian peers.”

As of December 31, 2012, the company had net working capital of approximately $24.9 million. Cash and cash equivalents totaled $18.9 million and marketable securities totaled $13.6 million as of the end of the quarter. The company has had no long-term debt since 2004 and owns its headquarters building.

Market Commentary

“While the uncertainty over many global events, including the ‘fiscal cliff,’ continued until the end of 2012, investor sentiment and economic data has improved recently, which should drive global markets this year,” says Holmes.

“Back in October 2012, I wrote in U.S. Global’s Investor Alert that pessimism toward China was at an extreme, as its stocks were historically undervalued compared to emerging markets. Chinese equities were due for a rebound,” says Frank. “I believed two major trends—a commitment to growth by China’s new leadership and a third round of quantitative easing initiated in the U.S.—would trigger a massive rush into emerging markets.”

According to data from Morgan Stanley, from late November 2012 through the end of January 2013, more than $40 billion flowed into emerging market funds.

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February 6, 2013

Key economic data continued to progress during the first few weeks of the new year, which helped improve investor sentiment. The HSBC Purchasing Managers Index, which measures the health of companies in China, has moved above 50 over the last few months, indicating expansion. Many cyclical areas of the market have also improved, including trucking, rail and airlines.

“These are powerful precursors for a stronger 2013, and bode well for another positive year for gold and stocks,” says Holmes.

“In addition, CIBC World Markets’ research indicates that, historically going back to 1984, the Philadelphia Stock Exchange Gold and Silver Index (XAU) has posted significant gains the year following a U.S. presidential election,” says Holmes. “Further, gold is oversold when looking on a rolling 12-month statistical volatility chart. The law of mean reversion suggests a high probability of an increase in the precious metal over the next 12 months.”

Earnings Webcast Information

The company has scheduled a webcast for 7:30 a.m. Central time on Thursday, February 7, 2013, to discuss the company’s key financial results for the quarter. Frank Holmes will be accompanied on the webcast by Susan McGee, president and general counsel, and Catherine Rademacher, chief financial officer. Click here to register or visit www.usfunds.com. The earnings presentation can also be accessed by dialing 1 (866) 436-9172. The confirmation number is 34195268. Please dial in at least 5 minutes prior to the start of the call.

Selected financial data (unaudited):

	Three months ended
	12/31/2012	12/31/2011
Revenues	$5,491,201	$5,879,540
Expenses	5,185,958	5,216,751

Income before taxes	305,243	662,789
Tax expense	139,258	253,407

Net income	$165,985	$409,382

Earnings per share (basic and diluted)	$0.01	$0.03

Avg. common shares outstanding (basic)	15,487,207	15,435,997
Avg. common shares outstanding (diluted)	15,487,207	15,436,119

Avg. assets under management (billions)	$1.68	$2.08

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February 6, 2013

About U.S. Global Investors, Inc.

U.S. Global Investors, Inc. (www.usfunds.com) is a registered investment adviser that focuses on profitable niche markets around the world. Headquartered in San Antonio, Texas, the company provides advisory, transfer agency and other services to U.S. Global Investors Funds and other clients.

With an average of $1.68 billion in assets under management in the quarter ended December 31, 2012, U.S. Global Investors manages domestic and offshore funds offering a variety of investment options, from emerging markets to money markets.

Forward-Looking Statements and Disclosure

This news release and other statements by U.S. Global Investors may include certain “forward-looking statements” including statements relating to revenues, expenses and expectations regarding market conditions. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “opportunity,” “seeks,” “anticipates” or other comparable words. Such statements involve certain risks and uncertainties and should be read with corporate filings and other important information on the company’s website, www.usfunds.com, or the Securities and Exchange Commission’s website at www.sec.gov.

These filings, such as the company’s annual report and Form 10-K, should be read in conjunction with the other cautionary statements that are included in this release. Future events could differ materially from those anticipated in such statements and there can be no assurance that such statements will prove accurate and actual results may vary. The company undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.

The Galileo Mutual Funds are not offered for sale in the United States. They are represented across Canada by independent financial advisors.

The Philadelphia Stock Exchange Gold and Silver Index (XAU) is a capitalization-weighted index that includes the leading companies involved in the mining of gold and silver. The Purchasing Manager’s Index is an indicator of the economic health of the manufacturing sector. The PMI index is based on five major indicators: new orders, inventory levels, production, supplier deliveries and the employment environment.

All opinions expressed and data provided are subject to change without notice. Some of these opinions may not be appropriate to every investor.